Exhibit 2.4

This is a free translation of the Form of Amendment No. 1 to the Unit Deposit Agreement, among BR Advisory Partners Participações S.A., Itaú Corretora, as Unit Depositary, and the owners and holders from time to time of units issued thereunder. Due to the complexities of language translation, translations are not always precise. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this agreement, the Portuguese version shall prevail.

FIRST ADDENDUM TO THE CONTRACT FOR THE PROVISION OF EMISSION SERVICES AND BOOKKEEPING OF UNITS AND CUSTODY OF BALLAST SHARES - ID 2194

The parties to this “first addendum to the Contract for the Provision of Services for the Issue and Bookkeeping of Units and Custody of Underlying Shares (“Addendum”) are:

ITAÚ CORRETORA DE VALORES S.A., with address at Avenida Brigadeiro Faria Lima,° n 3,500.third floor, São Paulo - SP, CEP 04538-132, registered with the CNPJ under the n° 0001-64 (“ITAUCOR”); e

BR ADVISORY PARTNERS PARTICIPAÇÕES S.A., with address at Avenida Brigadeiro Faria Lima, n° 3,355 26, 04538° andar, Sao Paulo - SP, CEP 132-10,739,356, registered with the CNPJ under the n° 0001-03/ (“Client”);

Together simply called “Parties.”

Whereas:

I. The Parties concluded a Contract for the Provision of Units Issuance and Bookkeeping and Stocks Lastro (“Contract”) on July 29, 2020;

II. The Parties wish to adjust the annex relating to the remuneration of the Contract;

The Parties hereby conclude the Agreement (“First Addendum”), by common agreement and free from any vice of expression of will, which shall be governed by the following terms and conditions, to which they are bound by you and your successors.

CONTRACTUAL CHANGES

1.	The Parties agree to amend the table in item 9. Price Table of Annex II to the Contract, which shall be effective as follows:

Values in Reais (R$) - Bookkeeping and Units
Value for open cia
Deployment cost (per contract*)	R$ 2,000.00
Fixed cost
Monthly (by contract* for a publicly traded company, after IPO)	R$ 1,800.00
Monthly vote in distance	R$ 900.00
Stock custody Asset Ballasting on B3	B3 asset custody rate pass
Tax monthly per shareholder and/or holder of Unit-Range
Up to 1,000 shareholders / holder of unit	R$ 1.75
From 1,001 to 5,000 shareholders / holder of unit from 20,001 to 40,000 shareholders	R$ 1.40
From 5,001 to 10,000 shareholders / holder of unit	R$ 1.20
From 10,001 to 30,000 shareholders / holder of unit	R$ 1.05
From 30,001 to 60,000 shareholders / holder of unit	R$ 0.85
Up to 60,001 shareholders / holder of unit	R$ 0.66
Transactions and transactions by shareholder and/or holder of Unit
Payment of dividends	R$ 2.04
onification / unfolding	Free
Transference/implementation/cadastral change/shareholder movement and/or holder of Unit	R$ 1.40
Affiliation by shareholder and/or holder of Unit
letter issued	R$ 2.00
effective	R$ 2.00
Units are/canceled	R$ 1.49
are notices/statements/reports by shareholder and/or holder nit	R$ 2.61
Correspondence by shareholder and/or holder of Unit	Mail fee

GENERAL PROVISIONS

2. The parties decide to take the Distrato without effect to the Contract for the Provision of Services for the Issue and Bookkeeping of Units and Stocks Ballast signed on October 09, 2020.

3. The terms, clauses and conditions of the Agreement, as added, which do not conflict with this Amendment, remain in full force and effectiveness, and are hereby expressly ratified by the parties.

This addition is signed on 02 (two) tracks, of equal content and form, in the presence of the witnesses below.

Sao Paulo, January 20 , 2021.

ITAÚ CORRETORA DE VALORES S.A.

BR ADVISORY PARTNERS PARTICIPAÇÕES S.A.

Witnesses:

1.	2.
Name:	Name:
RG:	RG:

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